Exhibit 99.2

PRESS RELEASE For Immediate Release

GLOBAL WATER RESOURCES, INC. DECLARES

INCREASED MONTHLY DIVIDEND

PHOENIX, AZ – June 28, 2016 – Global Water Resources, Inc. (GWRS) (the “Company”) announced today that its board of directors declared, under its dividend policy, a monthly cash dividend on the common shares of the Company (the “Shares”) in the amount of $0.022 per Share (an annualized amount of $0.264 per Share), which will be payable on July 29, 2016, to holders of record at the close of business on July 15, 2016. The dividend payment reflects an increase in the annual dividend of $0.024, or 10%.

“This dividend increase reflects our ongoing commitment to increasing shareholder value,” said Ron Fleming, President and CEO of Global Water. “Over the past year, we’ve completed many strategic initiatives, including a U.S. IPO and refinancing the Company’s outstanding debt. Completing these initiatives allowed us to review our dividend policy and make this 10% increase. Moving forward, we are committed to further value creation by pursuing EBITDA growth, making targeted investments, and periodically reviewing our dividend policy.”

About Global Water

Global Water Resources, Inc. is a water resource management company located in Phoenix, Arizona, that owns and operates regulated water, wastewater and recycled water utilities in the metropolitan Phoenix area.

For more information, please contact:

Michael J. Liebman

Chief Financial Officer and Corporate Secretary

Global Water Resources, Inc.

(480) 999-5104

Mike.liebman@gwresources.com

www.gwresources.com